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                                                                   EXHIBIT 10.35

                              EMPLOYMENT AGREEMENT


         WASTE MANAGEMENT, INC. (the "Company"), and A. Maurice Myers (the "Executive") hereby enter into this EMPLOYMENT AGREEMENT ("Agreement") dated as of November 8, 1999, as follows:

1.    EMPLOYMENT.

The Company shall employ Executive, and Executive shall be employed by the Company upon the terms and subject to the conditions set forth in this Agreement.

2.    TERM OF EMPLOYMENT.

The period of Executive's employment under this Agreement shall commence on November 10, 1999 and be for a continuously renewing (on a daily basis) five (5) year term, without any further action by either the Company or Executive, unless Executive's employment is terminated in accordance with Section 5 below. The date on which Executive commences employment with the Company shall be referred to as the "Commencement Date" and the period during which Executive is employed hereunder shall be referred to as the "Employment Period".

3.    DUTIES AND RESPONSIBILITIES.

(a) Executive shall serve as Chief Executive Officer and President of the Company and shall serve as Chairman of the Board of Directors of the Company (the "Board"). In such capacities, Executive shall perform such duties and have the power, authority and functions commensurate with such positions in similarly sized public companies and such other authority and functions consistent with such positions as may be assigned to Executive from time to time by the Board.

(b) Executive shall devote substantially all of his working time, attention and energies to the business of the Company, and affiliated entities. Executive may make and manage his personal investments (provided such investments in other activities do not violate, in any material respect, the provisions of Section 8 of this Agreement), be involved in charitable and professional activities and, with the consent of the Board (which shall not unreasonably be withheld or delayed) serve on boards of other for profit entities, provided such activities do not materially interfere with the performance of his duties hereunder. Service on the for profit boards that Executive is currently serving on are hereby approved.

4.    COMPENSATION AND BENEFITS.

(a) BASE SALARY. During the Employment Period, the Company shall pay Executive a base salary at the annual rate of eight hundred fifty thousand ($850,000) dollars per





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      year or such higher rate as may be determined from time to time by the
      Company ("Base Salary"). Such Base Salary shall be paid in accordance with the Company's standard payroll practice for its executive officers. Once increased, Base Salary shall not be reduced.

(b) ANNUAL BONUS. During the Employment Period, Executive will be entitled to participate in an annual incentive compensation plan of the Company. The Executive's target annual bonus will be 100% of his Base Salary as in effect for such year (the "Target Bonus"), and his actual annual bonus may range from 0% to 200%, and will be determined based upon achievement of performance goals established by the Compensation Committee of the Board pursuant to such plan.

(c) REPLACEMENT AWARDS. In order to address certain forfeitures that Executive will face upon termination of his employment with his prior employer, Executive shall be awarded or receive the following:

      (i) Cash Award. Within thirty (30) days after the Commencement Date, the Company will pay Executive $650,000.

      (ii) Restricted Stock Award. Effective as of November 11, 1999 (the "Grant Date"), the Company will grant Executive an award of 265,000 restricted shares of the Company's common stock (the "Stock") under the Waste Management, Inc. 1993 Stock Incentive Plan (the "Stock Incentive Plan") that will vest in equal installments on each of the first three anniversaries of the Commencement Date, subject (except as otherwise provided herein) to Executive's continuous employment with the Company through the applicable vesting date (the "Restricted Stock Grant"). The Restricted Stock Grant shall be deemed outstanding shares for all purposes and Executive shall be fully vested in any cash dividends paid therein (and non cash dividends being subject to the same forfeiture provisions as the underlying Restricted Stock Grant shares).

      (iii) Stock Options. Effective as of the Grant Date, Executive will be granted a ten-year stock option award under the Stock Incentive Plan to purchase 650,000 shares of Stock. The exercise price shall be the fair market value as on the Grant Date, and the options shall vest on the fifth anniversary of the Commencement Date, provided that the options shall earlier vest as follows, if the average of the closing price of the Stock on the New York Stock Exchange (or, if not listed on the New York Stock Exchange, such primary exchange or market on which the Stock is listed) for any continuous sixty trading-day period exceeds the following: one-third shall vest if such average closing price exceeds $21.50, an additional one-third shall vest if such average closing price exceeds $27.00 and the remaining one-third shall vest if





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                  such average closing stock price exceeds $34.00. Such closing stock price targets shall be appropriately adjusted to reflect any stock split, reverse stock split, extraordinary dividend or other similar event with respect to the stock in each case, subject (except as otherwise provided herein) to Executive's continuous employment with the Company through the applicable vesting date.

      (d) LONG TERM INCENTIVE AWARD. Effective as of the Grant Date, Executive will be granted a 10-year stock option award to purchase 1,000,000 shares of Stock. The exercise price of the options will be the fair market value per share of Stock on the Grant Date. The option award shall be divided into three equal tranches: The first tranche shall vest one-third on the Grant Date, one-third on the second anniversary of the Commencement Date and one-third on the third anniversary; the second tranche shall vest in three equal annual installments commencing on the second anniversary of the Commencement Date; and the third tranche shall vest in three equal annual installments commencing on the third anniversary of the Commencement Date, in each case subject (except as otherwise provided herein) to Executive's continuous employment with the Company through the applicable vesting date. Notwithstanding the foregoing, because of the maximum per individual per year grant limits in the Stock Incentive Plan, 150,000 options of the third tranche (the "Shortfall") will not be permitted to be granted until January 1, 2000. Such options plus an Adjustment Amount, if appropriate, will be granted on such date at the then fair market value. The Adjustment Amount shall be granted only if the fair market value is greater on January 1, 2000 than it is on the Grant Date and shall be equal to the Shortfall multiplied by the difference in fair market value between the two dates and further multiplied by .7432. The Options under (c) and (d) shall be transferable to family members in accordance with Section 9.2 of the Stock Incentive Plan.

      (e) OTHER COMPENSATION. Executive shall be entitled to participate in any incentive or supplemental compensation plan or arrangement maintained or instituted by the Company, and covering its principal executive officers, at a level commensurate with his positions and to receive additional compensation from the Company in such form, and to such extent, if any, as the Compensation Committee may in its sole discretion from time to time specify.

      (f) BENEFIT PLANS AND VACATION. Executive shall be eligible to participate in or receive benefits under any pension plan, profit sharing plan, medical and dental benefits plan, life insurance plan, short-term and long-term disability plans, or any other health, welfare or fringe benefit plan, generally made available by the Company to its executive officers at a level commensurate with his positions. All waiting periods for welfare plans shall be waived. During the Employment Period, Executive shall be entitled to vacation each year in accordance with the Company's policies in effect






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      from time to time, but in no event less than four (4) weeks paid vacation per calendar year. The Executive shall also be entitled to such periods of sick leave as is customarily provided by the Company for its senior executive employees.

(g) SUPPLEMENTAL RETIREMENT BENEFIT. Executive (or his surviving spouse) shall be entitled to the supplemental retirement benefit payable by the Company set forth below (the "Supplemental Retirement Benefit"). One Hundred Thousand Dollars ($100,000) of such retirement benefit shall first become payable on May 1, 2001 or, if earlier, the termination of Executive's employment with the Company and the remainder upon the termination of Executive's employment with the Company and shall be payable each year to Executive through the remainder of his life in quarterly calendar installments (with a prorated initial installment if necessary), with a one hundred percent right of survivorship.

      (i) Voluntary Termination. In the event Executive voluntarily terminates his employment other than for Good Reason or is terminated for Cause, the Supplemental Retirement Benefit shall be:



                  Date of Employment Termination                           Supplemental Retirement Benefit
          -------------------------------------------------              ----------------------------------

          On or after the fifth anniversary of the
          Commencement Date                                                          $ 600,000

          On or after the fourth anniversary of the
          Commencement Date                                                          $ 500,000

          On or after the third anniversary of the
          Commencement Date                                                          $ 400,000

          On or after the 18-month anniversary of the
          Commencement Date                                                          $ 100,000

          Prior to the 18-month anniversary of the
          Commencement Date                                                             none


      (ii) Certain Involuntary Terminations. In the event Executive's employment terminates as a result of his death or Total Disability, the Company terminates his employment other than for Cause or Executive terminates his employment for Good Reason, the Supplemental Retirement Benefit shall be (with proration between specified dates based on the number of three-month






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            periods in which he was employed compared to 4 and, in any event
            $600,000 if after, at, or in contemplation of, a Change in Control):



                    Date of Employment Termination                         Supplemental Retirement Benefit
          ------------------------------------------------               ----------------------------------

          On or after the fourth anniversary of the
          Commencement Date                                                          $ 600,000

          On or after the third anniversary of the
          Commencement Date                                                          $ 500,000

          On or after the second anniversary of the
          Commencement Date                                                          $ 400,000

          On or after the first anniversary of the
          Commencement Date                                                          $ 300,000

          Prior to the first anniversary of the
          Commencement Date                                                          $ 200,000


(h) WHOLE LIFE INSURANCE POLICY. During the Employment Period the Company shall pay the premiums on the $1 million whole life insurance policy that Executive's prior employer has heretofore paid in the amount of approximately $2,400 per month.

(i) EXPENSE REIMBURSEMENT. The Company shall promptly reimburse Executive for the ordinary and necessary business expenses incurred by Executive in the performance of the duties hereunder in accordance with the Company's customary practices applicable to its executive officers. In addition the Company shall (i) pay for the reasonable costs, fees and expenses incurred by Executive, his consultants or legal advisors in connection with the negotiation and execution of this Agreement (in an amount not to exceed $25,000 (or such greater amount as the parties may agree)) and (ii) reimburse Executive (on a fully grossed up basis for any amounts taxable to Executive) for reasonable costs incurred in connection with the relocation of his principal residence to the Houston, Texas area at a level commensurate with Executive's position and the type of relocation benefits provided by public companies of similar size to their executives, which shall in any event include the purchase by the Company (or a relocation company) of such residence at its fair market value if not sold within 90 days of the Commencement Date, any real estate commissions incurred in connection with the sale of such residence and any points on a loan for a new home. In addition, the Company shall provide Executive temporary housing in the Houston area for up to six (6) months.




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(j)   SPECIAL LOAN. In the event Executive's stock options to purchase securities of his prior employer would expire at a time that he could not sell the stock issued on their exercise for security law reasons, at the Executive's request, the Company shall lend or arrange to be loaned to the Executive (until the earlier of six (6) months after such loan or sale of the underlying corresponding stock) on an unsecured basis, but with interest at the applicable federal rate, an amount sufficient to exercise such option and to pay any necessary withholding on the income from such exercise.

(k) SECURITY NEEDS. The Company will provide Executive and his family with personal safety and security protection as appropriate and reasonable under the circumstances.

5.    TERMINATION OF EMPLOYMENT.

Executive's employment hereunder may be terminated under the following circumstances:

(a) DEATH. Executive's employment hereunder shall terminate upon Executive's death.

(b) TOTAL DISABILITY. The Company may terminate Executive's employment hereunder upon Executive becoming "Totally Disabled". For purposes of this Agreement, Executive shall be "Totally Disabled" if Executive has been physically or mentally incapacitated so as to render Executive incapable of performing Executive's material usual and customary duties under this Agreement for six (6) consecutive months (such consecutive absence not being deemed interrupted by Executive's return to service for less than 10 consecutive business days if absent thereafter for the same illness or disability). Any such termination shall be upon thirty (30) days written notice given at any time thereafter while Executive remains Totally Disabled, provided that a termination for Total Disability hereunder shall not be effective if Executive returns to full performance of his duties within such thirty (30) day period.

(c) TERMINATION BY THE COMPANY FOR CAUSE. The Company may terminate Executive's employment hereunder for "Cause" at any time within ninety
      (90) days after the Chairman of the Audit or Governance Committee of the Board has knowledge thereof.

           (i) For purposes of this Agreement, the term "Cause" shall be limited to (1) willful misconduct by Executive with regard to the Company which has a material adverse effect on the Company; (2) the willful refusal of Executive to attempt to follow the proper written direction of the Board, provided that the foregoing refusal shall not be "Cause" if Executive in good faith believes that such direction is illegal, unethical or immoral and promptly so notifies the Board; (3) substantial and continuing willful refusal by the Executive to attempt to perform the duties required of him hereunder (other than any such failure resulting from incapacity due to physical or mental illness) after a written demand for substantial





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      performance is delivered to the Executive by the Board which specifically identifies the manner in which it is believed that the Executive has substantially and continually refused to attempt to perform his duties hereunder; or (4) the Executive being convicted of a felony (other than a felony involving a traffic violation or as a result of vicarious liability). For purposes of this paragraph, no act, or failure to act, on Executive's part shall be considered "willful" unless done or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interests of the Company.

             (ii) A Notice of Termination for Cause shall mean a notice that shall indicate the specific termination provision in Section 5(c)(i) relied upon and shall set forth in reasonable detail the facts and circumstances which provide for a basis for termination for Cause. Further, a Notification for Cause shall be required to include a copy of a resolution duly adopted by at least two-thirds (2/3rds) of the entire membership of the Board at a meeting of the Board which was called for the purpose of considering such termination and which Executive and his representative had the right to attend and address the Board, finding that, in the good faith of the Board, Executive engaged in conduct set forth in the definition of Cause herein and specifying the particulars thereof in reasonable detail. The date of termination for a termination for Cause shall be the date indicated in the Notice of Termination. Any purported termination for Cause which is held by a court or arbitrator not to have been based on the grounds set forth in this Agreement or not to have followed the procedures set forth in this Agreement shall be deemed a termination by the Company without Cause.

(d) VOLUNTARY TERMINATION BY EXECUTIVE. Executive may terminate employment hereunder with or without Good Reason at any time upon written notice to the Company.

           (i) A Termination for Good Reason means a termination by Executive by written notice given within ninety (90) days after the occurrence of the Good Reason event, unless such circumstances are fully corrected prior to the date of termination specified in the Notice of Termination for Good Reason. For purposes of this Agreement, "Good Reason" shall mean the occurrence or failure to cause the occurrence, as the case may be, without Executive's express written consent, of any of the following circumstances: (1) any material diminution of Executive's positions, duties or responsibilities hereunder (except in each case in connection with the termination of Executive's employment for Cause or Total Disability or as a result of Executive's death, or temporarily as a result of Executive's illness or other absence), or, the assignment to Executive of duties or responsibilities that are inconsistent with Executive's then position; provided that if the Company becomes a fifty percent or more subsidiary of any other entity, Executive shall be deemed to have a material diminution of his position unless he is also Chairman and Chief Executive Officer of






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      the ultimate parent entity; (2) removal of, or the nonreelection of, the
      Executive from officer positions with the Company specified herein or removal of the Executive from any of his then officer positions; (3) requiring Executive's principal place of business to be located other than in the Houston, Texas greater Metropolitan region; (4) a failure by the Company (I) to continue any bonus plan, program or arrangement in which Executive is entitled to participate (the "Bonus Plans"), provided that any such Bonus Plans may be modified at the Company's discretion from time to time but shall be deemed terminated if (x) any such plan does not remain substantially in the form in effect prior to such modification and
      (y) if plans providing Executive with substantially similar benefits are not substituted therefor ("Substitute Plans"), or (II) to continue Executive as a participant in the Bonus Plans and Substitute Plans on at least the same basis as to potential amount of the bonus as Executive participated in prior to any change in such plans or awards, in accordance with the Bonus Plans and the Substitute Plans; (5) any material breach by the Company of any provision of this Agreement, including without limitation Section 10 hereof; (6) Executive's removal from or failure to be elected or reelected to the Board; or (7) failure of any successor to the Company (whether direct or indirect and whether by merger, acquisition, consolidation or otherwise) to assume in a writing delivered to Executive upon the assignee becoming such, the obligations of the Company hereunder.

           (ii) A Notice of Termination for Good Reason shall mean a notice that shall indicate the specific termination provision relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for Termination for Good Reason. The failure by Executive to set forth in the Notice of Termination for Good Reason any facts or circumstances which contribute to the showing of Good Reason shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his rights hereunder. The Notice of Termination for Good Reason shall provide for a date of termination not less than ten (10) nor more than sixty (60) days after the date such Notice of Termination for Good Reason is given, provided that in the case of the events set forth in Sections (i)(1) or (2) the date may be five (5) days after the giving of such notice.

(e) TERMINATION BY THE COMPANY WITHOUT CAUSE. The Company may terminate Executive's employment hereunder without Cause at any time upon written notice to Executive.

(f) EFFECT OF TERMINATION. Upon any termination of employment, Executive shall immediately resign from all Board memberships and other positions with the Company or any of its subsidiaries held by him at such time.



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6.    COMPENSATION FOLLOWING TERMINATION OF EMPLOYMENT.

In the event that Executive's employment hereunder is terminated, Executive shall be entitled to the following compensation and benefits upon such termination:

(a) TERMINATION BY REASON OF DEATH. In the event that Executive's employment is terminated by reason of Executive's death, the Company shall pay the following amounts to Executive's beneficiary or estate:

      (i) Any accrued but unpaid Base Salary for services rendered to the date of death, any accrued but unpaid expenses required to be reimbursed under this Agreement, any vacation accrued to the date of termination, any earned but unpaid bonuses for any prior period, a pro-rata "bonus" or incentive compensation payment to the extent payments are awarded senior executives and paid at the same time as senior executives are paid, and any vacation accrued to the date of death.

      (ii) Any benefits to which Executive may be entitled pursuant to the plans, policies and arrangements (including those referred to in Section 4(f) hereof), as determined and paid in accordance with the terms of such plans, policies and arrangements.

      (iii) An amount equal to the Base Salary (at the rate in effect as of the date of Executive's death) which would have been payable to Executive if Executive had continued in employment for two additional years. Said payments will be paid to Executive's estate or beneficiary at the same time and in the same manner as such compensation would have been paid if Executive had remained in active employment.

      (iv) As of the date of termination by reason of Executive's death, stock options awarded to Executive and the Restricted Stock Grant shall be fully vested and Executive's estate or beneficiary shall have up to one (1) year from the date of death to exercise all such options.

      (v)   As otherwise specifically provided herein.

(b) TERMINATION BY REASON OF TOTAL DISABILITY. In the event that Executive's employment is terminated by reason of Executive's Total Disability as determined in accordance with Section 5(b), the Company shall pay the following amounts to Executive:

      (i) Any accrued but unpaid Base Salary for services rendered to the date of termination, any accrued but unpaid expenses required to be reimbursed under this Agreement, any vacation accrued to the date of termination and







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            any earned but unpaid bonuses for any prior period. Executive shall also be eligible for a pro-rata bonus or incentive compensation payment to the extent such awards are made to senior executives for the year in which Executive is terminated.

      (ii) Any benefits to which Executive may be entitled pursuant to the plans, policies and arrangements (including those referred to in Section 4(f) hereof) shall be determined and paid in accordance with the terms of such plans, policies and arrangements.

      (iii) An amount equal to the Base Salary (at the rate in effect as of the date of Executive's Total Disability) which would have been payable to Executive if Executive had continued in active employment for two years following termination of employment, less any payments under any long-term disability plan or arrangement paid for by the Company. Payment shall be made at the same time and in the same manner as such compensation would have been paid if Executive had remained in active employment until the end of such period.

      (iv) As of the date of termination by reason of Executive's total disability, Executive shall be fully vested in all stock option awards and the Restricted Stock Grant and Executive shall have up to one (1) year from the date of termination by reason of total disability to exercise all such options.

      (v)   As otherwise specifically provided herein.

(c) TERMINATION FOR CAUSE. In the event that Executive's employment is terminated by the Company for Cause, the Company shall pay the following amounts to Executive:

      (i) Any accrued but unpaid Base Salary for services rendered to the date of termination, any accrued but unpaid expenses required to be reimbursed under this Agreement, any vacation accrued to the date of termination and any earned but unpaid bonuses for any prior period.

      (ii) Any benefits to which Executive may be entitled pursuant to the plans, policies and arrangements (including those referred to in Section 4(f) hereof) shall be determined and paid in accordance with the terms of such plans, policies and arrangements.

      (iii) As otherwise specifically provided herein.

      Any options, restricted stock or other awards that have not vested prior to the date of such termination of employment shall be cancelled and any options held by Executive shall be cancelled, whether or not then vested.



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(d)   VOLUNTARY TERMINATION BY EXECUTIVE. In the event that Executive voluntarily terminates employment other than for Good Reason, the Company shall pay the following amounts to Executive:

      (i) Any accrued but unpaid Base Salary for services rendered to the date of termination, any accrued but unpaid expenses required to be reimbursed under this Agreement, any vacation accrued to the date of termination and any earned but unpaid bonuses for any prior period.

      (ii) Any benefits to which Executive may be entitled pursuant to the plans, policies and arrangements (including those referred to in Section 4(f) hereof) shall be determined and paid in accordance with the terms of such plans, policies and arrangements.

      (iii) As otherwise specifically provided herein.

      Any options, restricted stock or other awards that have not vested prior to the date of such termination of employment shall be cancelled and Executive shall have 90 days following termination of employment to exercise any previously vested options (or, if earlier, until the stated expiration thereof).

(e) TERMINATION BY THE COMPANY WITHOUT CAUSE; TERMINATION BY EXECUTIVE FOR GOOD REASON. In the event that Executive's employment is terminated by the Company for reasons other than death, Total Disability or Cause, or Executive terminates his employment for Good Reason, the Company shall pay the following amounts to Executive:

      (i) Any accrued but unpaid Base Salary for services rendered to the date of termination, any accrued but unpaid expenses required to be reimbursed under this Agreement, any vacation accrued to the date of termination and any earned but unpaid bonuses for any prior period.

      (ii) Any benefits to which Executive may be entitled pursuant to the plans, policies and arrangements referred to in Section 4(f) hereof shall be determined and paid in accordance with the terms of such plans, policies and arrangements.

      (iii) An amount equal to two times the sum of Executive's Base Salary plus his Target Annual Bonus (in each case as then in effect), of which one-half shall be paid in a lump sum within ten (10) days after such termination and one-half shall be paid during the two (2) year period beginning on the date of Executive's termination and shall be paid at the same time and in the same manner as Base Salary would have been paid if Executive had remained in active employment until the end of such period.



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      (iv)  The Company at its expense will continue for Executive and
            Executive's spouse and dependents, all health benefit plans, programs or arrangements, whether group or individual, and also including deferred compensation, disability, automobile, and other benefit plans, in which Executive was entitled to participate at any time during the twelve-month period prior to the date of termination, until the earliest to occur of (A) two years after the date of termination; (B) Executive's death (provided that benefits payable to Executive's beneficiaries shall not terminate upon Executive's death); or (C) with respect to any particular plan, program or arrangement, the date Executive becomes covered by a comparable benefit by a subsequent employer. In the event that Executive's continued participation in any such plan, program, or arrangement of the Company is prohibited, the Company will arrange to provide Executive with benefits substantially similar to those which Executive would have been entitled to receive under such plan, program, or arrangement, for such period on a basis which provides Executive with no additional after tax cost.

      (v) Except to the extent prohibited by law, and except as otherwise provided herein, Executive will be 100% vested in all benefits, awards, and grants accrued but unpaid as of the date of termination under any pension plan, profit sharing plan, supplemental and/or incentive compensation plans in which Executive was a participant as of the date of termination. Executive shall also be eligible for a bonus or incentive compensation payment, at the same time, on the same basis, and to the same extent payments are made to senior executives, pro-rated for the fiscal year in which the Executive is terminated.

      (vi) Executive shall continue to vest in all stock option awards or restricted stock awards over the two (2) year period commencing on the date of such termination of employment. Executive shall have two
            (2) years and six (6) months after the date of termination to exercise all options, unless by virtue of the particular stock option award, the option grant expires on an earlier date.

      (vii) As otherwise specifically provided herein.

(f) NO OTHER BENEFITS OR COMPENSATION. Except as may be provided under this Agreement, under the terms of any incentive compensation, employee benefit, or fringe benefit plan applicable to Executive at the time of Executive's termination or resignation of employment, Executive shall have no right to receive any other compensation, or to participate in any other plan, arrangement or benefit, with respect to future periods after such termination or resignation.



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(g)   NO MITIGATION; NO SET-OFF. In the event of any termination of employment hereunder, Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain. The amounts payable hereunder shall not be subject to setoff, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others, except upon obtaining by the Company of a final unappealable judgment against Executive.

7. RESIGNATION BY EXECUTIVE FOR GOOD REASON AND COMPENSATION PAYABLE FOLLOWING CHANGE IN CONTROL.

(a) RESIGNATION FOR GOOD REASON FOLLOWING CHANGE IN CONTROL. In the event a "Change in Control" occurs and Executive terminates his employment for Good Reason thereafter, or the Company terminates Executive's employment other than for Cause or such termination for Good Reason or without Cause occurs in contemplation of such Change in Control (any termination within six (6) months prior to such Change in Control being presumed to be in contemplation unless rebutted by clear and demonstrable evidence to the contrary), the Company shall pay the following amounts to Executive:

      (i)   The payments and benefits provided for in Section 6(e), except that
            (A) the period with respect to which severance is calculated pursuant to Section 6(e)(iii) will be three (3) years and the amount shall be paid in a lump-sum and (B) the benefit continuation period in Section 6(e)(iv) shall be three years.

      (ii) Executive will be 100% vested in all benefits, awards, and grants (including stock option grants and stock awards, all of such stock options exercisable for three (3) years following Termination) accrued but unpaid as of the date of termination under any non-qualified pension plan, supplemental and/or incentive compensation or bonus plans, in which Executive was a participant as of the date of termination and will be fully vested in the $600,000 retirement benefit provided under Section 4(g) hereof. Executive shall also receive a bonus or incentive compensation payment (the "bonus payment"), payable at 100% of the maximum bonus available to Executive, pro-rated as of the effective date of the termination. The bonus payment shall be payable within five (5) days after the effective date of Employee's termination. Except as may be provided under this Section 7 or under the terms of any incentive compensation, employee benefit, or fringe benefit plan applicable to Executive at the time of Executive's resignation from employment, Executive shall have no right to receive any other compensation, or to participate in any other plan, arrangement or benefit, with respect to future periods after such resignation or termination.

(b)   CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY.

      (i) In the event that the Executive shall become entitled to payments and/or benefits provided by this Agreement or any other amounts in the "nature of compensation" (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Code or any person affiliated with the Company or such person) as a result of such change in ownership or effective control (collectively the "Company Payments"), and such Company Payments will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority) the Company shall pay to the Executive at the time specified in subsection (iv) below an additional amount (the "Gross-up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Company Payments and any U.S. federal, state, and for local income or payroll tax upon the Gross-up Payment provided for by this Section 7(b), but before deduction for any U.S. federal, state, and local income or payroll tax on the Company Payments, shall be equal to the Company Payments.

      (ii) For purposes of determining whether any of the Company Payments and Gross-up Payments (collectively the "Total Payments") will be subject to the Excise Tax and the amount of such Excise Tax, (x) the Total Payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Code
            Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company's independent certified public accountants appointed prior to any change in ownership (as defined under Code Section 280G(b)(2)) or tax counsel selected by such accountants (the "Accountants") such Total Payments (in whole or in part) either do not constitute "parachute payments," represent reasonable compensation for services actually rendered within the meaning of
            Section 280G(b)(4) of the Code in excess of the "base amount" or are otherwise not subject to the Excise Tax, and (y) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of
            Section 280G of the Code.

      (iii) For purposes of determining the amount of the Gross-up Payment, the Executive shall be deemed to pay U.S. federal income taxes at the highest marginal rate of U.S. federal income taxation in the calendar year in which the Gross-up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence for the calendar year in which the Company Payment is to be made, net of the maximum reduction in U.S. federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year. In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Gross-up Payment attributable to such reduction (plus the portion of the Gross-up Payment attributable to the Excise Tax and U.S. federal, state and local income tax imposed on the portion of the Gross-up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax or a U.S. federal, state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Gross-up Payment to be refunded to the Company has been paid to any U.S. federal, state and local tax authority, repayment thereof (and related amounts) shall not be required until actual refund or credit of such portion has been made to the Executive, and interest payable to the Company shall not exceed the interest received or credited to the Executive by such tax authority for the period it held such portion. The Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expense thereof) if the Executive's claim for refund or credit is denied.

            In the event that the Excise Tax is later determined by the Accountant or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Company shall make an additional Gross-up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

      (iv)  The Gross-up Payment or portion thereof provided for in subsection
            (iii) above shall be paid not later than the thirtieth (30th) day following an event occurring which subjects the Executive to the Excise Tax; provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Accountant, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in

            Section 1274(b)(2)(B) of the Code), subject to further payments pursuant to subsection (iii) hereof, as soon as the amount thereof can reasonably be determined, but in no event later than the ninetieth day after the occurrence of the event subjecting the Executive to the Excise Tax. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

      (v) In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, the Executive shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect the Executive, but the Executive shall control any other issues. In the event the issues are interrelated, the Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree the Executive shall make the final determination with regard to the issues. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Executive shall permit the representative of the Company to accompany the Executive, and the Executive and the Executive's representative shall cooperate with the Company and its representative.

      (vi)  The Company shall be responsible for all charges of the Accountant.

      (vii) The Company and the Executive shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this Section 7(b).

(c) CHANGE IN CONTROL. For purposes of this Agreement, "Change in Control" means the occurrence of any of the following events:

      (i) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its Affiliates) representing twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding voting securities;

      (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Commencement Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of the at least two-thirds (2/3rds) of the directors then still in office who either were directors on the Commencement Date or whose appointment, election or nomination for election was previously so approved or recommended;

      (iii) there is a consummated merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving or parent equity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person, directly or indirectly, acquired twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding securities (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its Affiliates); or

      (iv) the stock holders of the Company approve a plan of complete liquidation of the Company or there is consummated on agreement for the sale or disposition by the Company of all or substantially all of the Company's assets (or any transaction having a similar effect), other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

           For purposes of this Section 7(c), the following terms shall have the following meanings:

               (i) "Affiliate" shall mean an affiliate of the Company, as defined in Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended from time to time (the "Exchange Act");

               (ii) "Beneficial Owner" shall have the meaning set forth in Rule
            13d-3 under the Exchange Act;

               (iii) "Person" shall have the meaning set forth in Section
            3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (1) the Company, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (3) an underwriter temporarily holding securities pursuant to an offering of such securities or (4) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of shares of Common Stock of the Company.

8.    RESTRICTIVE COVENANTS.

(a) COMPETITIVE ACTIVITY. Executive covenants and agrees that at all times during Executive's period of employment with the Company, and for two (2) years thereafter, Executive will not engage in, assist, or have any active interest or involvement, whether as an employee, agent, consultant, creditor, advisor, officer, director, stockholder (excluding holding of less than 3% of the stock of a public company), partner, proprietor or any type of principal whatsoever in any person, firm, or business entity which, directly or indirectly, is materially engaged in the waste management business competitive with that conducted and carried on by the Company, without the Company's specific written consent to do so. "Material" shall mean more than five (5%) percent of their revenue is generated from the waste management business; provided that the revenues within Executive's area of responsibility or authority are not more than 10% composed of revenues from the waste disposal business. Notwithstanding the foregoing, Executive may be employed by or provide services to, an investment banking firm or consulting firm that provides services to entities described in the previous sentence, provided that Executive does not personally represent or provide services to such entities.

(b) NON-SOLICITATION. Executive covenants and agrees that at all times during Executive's period of employment with the Company, and for a period of two
      (2) years after the Termination thereof, whether such termination is voluntary or involuntary by wrongful discharge, or otherwise, Executive will not directly and personally knowingly (i) induce any customers of the Company or corporations affiliated with the Company to patronize any similar business which competes with any material business of the Company;
      (ii) after his termination of employment, request or advise any customers of the Company or corporations affiliated with the Company to withdraw, curtail or cancel such customer's business with the Company; or (iii) after his termination of employment, individually or through any person, firm, association or corporation with which he is now, or may hereafter become associated, solicit, entice or induce any then employee of the Company, or any subsidiary of the Company, to leave the employ of the Company, or such other corporation, to accept employment with, or compensation from the Employee, or any person, firm, association or corporation with which Executive is affiliated without prior written consent of the Company. The foregoing shall not prevent Executive from serving as a reference for employees.

(c) PROTECTED INFORMATION. Executive recognizes and acknowledges that Executive has had and will continue to have access to various confidential or proprietary information concerning the Company and corporations affiliated with the Company of a special and unique value which may include, without limitation, (i) books and records relating to operation, finance, accounting, sales, personnel and management, (ii) policies and matters relating particularly to operations such as customer service requirements, costs of providing service and equipment, operating costs and pricing matters, and (iii) various trade or business secrets, including customer lists, route sheets, business opportunities, marketing or business diversification plans, business development and bidding techniques, methods and processes, financial data and the like, to the extent not generally known in the industry (collectively, the "Protected Information"). Executive therefore covenants and agrees that Executive will not at any time, either while employed by the Company or afterwards, knowingly make any independent use of, or knowingly disclose to any other person or organization (except as authorized by the Company) any of the Protected Information, provided that (i) while employed by the Company, Executive may in good faith make disclosures he believes desirable, and
      (ii) Executive may comply with legal process.

9.    ENFORCEMENT OF COVENANTS.

(a) RIGHT TO INJUNCTION. Executive acknowledges that a breach of the covenants set forth in Section 8 hereof will cause irreparable damage to the Company with respect to which the Company's remedy at law for damages may be inadequate. Therefore, in the event of breach or threatened breach of the covenants set forth in this section by Executive, Executive and the Company agree that the Company shall be entitled to the following particular forms of relief, in addition to remedies otherwise available to it at law or equity; injunctions, both preliminary and permanent, enjoining or restraining such breach or threatened breach and Executive hereby consents to the issuance thereof forthwith and without bond by any court of competent jurisdiction.

(b) SEPARABILITY OF COVENANTS. The covenants contained in Section 8 hereof constitute a series of separate covenants, one for each applicable State in the United States and the District of Columbia, and one for each applicable foreign country. If in any judicial proceeding, a court shall hold that any of the covenants set forth in Section 8 exceed the time, geographic, or occupational limitations permitted by applicable laws, Executive and the Company agree that such provisions shall and are hereby reformed to the maximum time, geographic, or occupational limitations permitted by such laws. Further, in the event a court shall hold unenforceable any of the separate covenants deemed included herein, then such unenforceable covenant or covenants shall be deemed eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding.

Executive and the Company further agree that the covenants in Section 8 shall each be construed as a separate agreement independent of any other provisions of this Agreement, and the existence of any claim or cause of action by Executive against the Company whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of the covenants of Section 8.

10.   INDEMNIFICATION.

The Company shall indemnify and hold harmless Executive to the fullest extent permitted by law for any action or inaction of Executive while serving as an officer and director of the Company or, at the Company's request, as an officer or director of any other entity or as a fiduciary of any benefit plan. The Company shall cover the Executive under directors and officers liability insurance both during and, while potential liability exists, after the Employment Term in the same amount and to the same extent as the Company covers its other officers and directors.

11.   DISPUTES AND PAYMENT OF ATTORNEY'S FEES.

If at any time during the term of this Agreement or afterwards there should arise any dispute as to the validity, interpretation or application of any term or condition of this Agreement, the Company agrees, upon written demand by Executive (and Executive shall be entitled upon application to any court of competent jurisdiction, to the entry of a mandatory injunction, without the necessity of posting any bond with respect thereto, compelling the Company) to promptly provide sums sufficient to pay on a current basis (either directly or by reimbursing Executive) Executive's costs and reasonable attorney's fees (including expenses of investigation and disbursements for the fees and expenses of experts, etc.) incurred by Executive in connection with any such dispute or any litigation, provided that Executive shall repay any such amounts paid or advanced if Executive is not the prevailing party with respect to at least one material claim or issue in such dispute or litigation. The provisions of this
Section 11, without implication as to any other section hereof, shall survive the expiration or termination of this Agreement and of Executive's employment hereunder.

12.   WITHHOLDING OF TAXES.

The Company may withhold from any compensation and benefits payable under this Agreement all applicable federal, state, local, or other taxes.

13.   SOURCE OF PAYMENTS.

All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets made, to assure payment. Executive shall have no right, title or interest whatever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

14.   ASSIGNMENT.

Except as otherwise provided in this Agreement, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement shall not be assignable by Executive (but any payments due hereunder which would be payable at a time after Executive's death shall be paid to Executive's designated beneficiary or, if none, his estate) and shall be assignable by the Company only to any financially solvent corporation or other entity resulting from the reorganization, merger or consolidation of the Company with any other corporation or entity or any corporation or entity to or with which the Company's business or substantially all of its business or assets may be sold, exchanged or transferred, and it must be so assigned by the Company to, and accepted as binding upon it by, such other corporation or entity in connection with any such reorganization, merger, consolidation, sale, exchange or transfer in a writing delivered to Executive in a form reasonably acceptable to Executive (the provisions of this sentence also being applicable to any successive such transaction).

15.   ENTIRE AGREEMENT; AMENDMENT.

This Agreement shall supersede any and all existing oral or written agreements, representations, or warranties between Executive and the Company or any of its subsidiaries or affiliated entities relating to the terms of Executive's employment by the Company. It may not be amended except by a written agreement signed by both parties.

16.   GOVERNING LAW.

This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to agreements made and to be performed in that State, without regard to its conflict of laws provisions.

17.   REQUIREMENT OF TIMELY PAYMENTS.

If any amounts which are required, or determined to be paid or payable, or reimbursed or reimbursable, to Executive under this Agreement (or any other plan, agreement, policy or arrangement with the Company) are not so paid promptly at the times provided herein or therein, such amounts shall accrue interest, compounded daily, at an 8% annual percentage rate, from the date such amounts were required or determined to have been paid or payable, reimbursed or reimbursable to Executive, until such amounts and any interest accrued thereon are finally and fully paid, provided, however, that in no event shall the amount of interest contracted for, charged or received hereunder, exceed the maximum non-usurious amount of interest allowed by applicable law.

18.   NOTICES

Any notice, consent, request or other communication made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by registered or certified mail, return receipt requested, or by facsimile or by hand delivery, to those listed below at their following respective addresses or at such other address as each may specify by notice to the others:

To the Company:          Waste Management , Inc.
                         1001 Fannin, Suite 4000
                         Houston, Texas 77002
                         Attention: Corporate Secretary

To Executive:            At the address for Executive set forth below.

19.   MISCELLANEOUS.

(a) WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(b) SEPARABILITY. Subject to Section 9 hereof, if any term or provision of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such term or provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

(c) HEADINGS. Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

(d) RULES OF CONSTRUCTION. Whenever the context so requires, the use of the singular shall be deemed to include the plural and vice versa.

(e) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one Agreement.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

WASTE MANAGEMENT, INC.

By:    /s/ Ralph V. Whitworth
   ----------------------------------------

Name:      Ralph V. Whitworth
     --------------------------------------

Title:     Chairman
      -------------------------------------

Date:      November 8, 1999
     --------------------------------------


EXECUTIVE

           A. Maurice Myers
-------------------------------------------

Date:      November 8, 1999
     --------------------------------------

Address:   1111 Caroline, Apt. 2805
           Houston, Texas  77010